INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment
No. 25 to Registration Statement No. 33-64872 on Form N-1A of American Century
Capital Portfolios, Inc. of our reports dated May 10, 2002, appearing in the respective Annual Reports of Large Company Value Fund and Value Fund, two of the
funds comprising American Century Capital Portfolios, Inc. for the year ended
March 31, 2002, in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectuses, which are also part of such
Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Kansas City, Missouri
December 12, 2002